Exhibit 99.l
RELEASE: IMMEDIATE
GETTY REALTY CORP. ANNOUNCES

FINANCIAL RESULTS FOR THE QUARTER AND NINE MONTHS

ENDED SEPTEMBER 30, 2006

JERICHO, NY, October 31, 2006 --- Getty Realty Corp. (NYSE-GTY) today reported its financial results for the quarter and nine months ended September 30, 2006.

Net earnings for the quarter ended September 30, 2006 were $11.3 million, a decrease of $1.5 million as compared to $12.8 million reported for the prior year period. Net earnings were $32.9 million for the nine months ended September 30, 2006, a decrease of $1.5 million as compared to $34.4 million reported for the prior year period.

Net earnings for the quarter and nine months ended September 30, 2006 include higher environmental and interest expenses and lower income tax benefits, which were partially offset by additional rental revenues from properties acquired and rent escalations and higher other income from gains on dispositions of real estate as compared to the prior year periods. The three and nine months ended September 30, 2006 and 2005 include income tax benefits recognized due to the reduction in amounts accrued for uncertain tax positions related to the conversion from C-Corp. to REIT status in 2001.

Mr. Leo Liebowitz, Chairman of the Board and Chief Executive Officer commented, “Our results for the quarter and nine months ended September 30, 2006 are in line with our expectations. Despite the increase in interest expense caused by higher interest rates, I am pleased that the acquisitions completed in 2005 and 2006 continue to have accretive affect, contributing to continued increases in rent revenues of $0.3 million for the quarter and $1.3 million for the nine months periods, as compared to the prior year periods. Although environmental expenses have increased when compared to the unusually low expenses reported in the comparable 2005 periods, we remain on target with our environmental program. As we have previously reported, we continue to expect quarter to quarter fluctuations in accrued estimated remediation expenses. The cash flow provided by our business is in line with our expectations.”

Funds from operations, or FFO, were $12.5 million and adjusted funds from operations, or AFFO, were $11.0 million for the quarter ended September 30, 2006. FFO decreased by $2.2 million, or 15.0%, and AFFO decreased by $1.3 million, or 10.6%, as compared to the prior year period. FFO was $37.6 million and AFFO was $34.5 million for the nine months ended September 30, 2006. FFO decreased by $2.7 million, or 6.7%, and AFFO decreased by $1.5 million, or 4.2%, as compared to the prior year period.

The decreases in FFO and AFFO for the quarter and the nine month period ended were primarily due to the changes in net earnings described above but exclude the improvement in earnings due to higher gains on dispositions of properties of $0.6 million for the quarter and $1.0 million for the nine month periods. AFFO decreased less than FFO for the quarter and for the nine month period ended on both a dollar and percentage basis. These decreases are due to decreases in deferred rental revenues and income tax benefit (which are included in net earnings and FFO but are excluded from AFFO) of $0.9 million for the quarter and $1.2 million for the nine months ended September 30, 2006, as compared to the respective prior year periods. FFO and AFFO are supplemental non-GAAP measures of the performance of real estate investment trusts and are defined and reconciled to net earnings in the financial tables at the end of this release.

Diluted earnings per share was $0.46 per share for the quarter ended September 30, 2006, a decrease of $0.06 per share, or 11.5%, as compared to the quarter ended September 30, 2005. Diluted FFO per share was $0.50 per share, a decrease of $0.09 per share, or 15.3%, as compared to the quarter ended September 30, 2005. Diluted AFFO per share was $0.45 per share for the quarter ended September 30, 2006, a decrease of $0.05 per share, or 10.0%, as compared to the quarter ended September 30, 2005.

Diluted earnings per share was $1.33 per share for the nine months ended September 30, 2006, a decrease of $0.06 per share, or 4.3%, compared to the nine months ended September 30, 2005. Diluted FFO per share was $1.52 per share, a decrease of $0.11 per share or, 6.7%, as compared to the nine months ended September 30, 2005. Diluted AFFO per share for the nine months ended September 30, 2006 was $1.39 per share, a decrease of $0.07 per share, or 4.8%, as compared to the nine months ended September 30, 2005.

Revenues from rental properties increased by $0.3 million to $18.1 million for the quarter and by $1.3 million to $54.3 million for the nine months ended September 30, 2006, as compared to $17.8 million and $53.0 million for the respective prior year periods. Rent received was $17.3 million for the quarter and $52.0 million for the nine months ended September 30, 2006, as compared with $16.9 million for the quarter and $50.3 million for the nine months period ended in 2005. The increases in rent received were primarily due to rental income from property acquisitions and rent escalations. In addition to rent received, revenues from rental properties include deferred rental revenues accrued due to recognition of rental income on a straight-line basis of $0.7 million for the quarter and $2.3 million for the nine months ended September 30, 2006, as compared to $0.9 million and $2.7 million for the respective prior year periods.

Environmental expenses, net for the quarter ended September 30, 2006 increased by $1.2 million to $1.6 million as compared to $0.4 million for the quarter ended September 30, 2005. The increase was primarily due to a $0.2 million increase in legal and litigation related environmental expenses and a $1.1 million increase in the change in estimated environmental costs. Environmental expenses, net for the nine months ended September 30, 2006 increased by $1.8 million to $3.6 million as compared to $1.8 million for the nine months ended September 30, 2005. The increase was primarily due to a $1.1 million increase in legal and litigation related environmental expenses and a $0.6 million increase in the change in estimated environmental costs.

Interest expense increased by $0.4 million to $1.0 million for the quarter and by $1.4 million to $2.6 million for the nine months ended September 30, 2006 as compared to $0.6 million and $1.2 million for the respective prior year periods. Interest expense increased primarily due to additional borrowings used to finance the acquisition of properties. Interest expense also increased due to increased interest rates that averaged 6.39% for the nine months ended September 30, 2006, as compared to 4.42% for the nine months ended September 30, 2005. Getty Realty Corp. entered into a five year interest rate swap which effectively fixed the LIBOR component of the interest rate determined under its credit agreement on $45.0 million of its borrowings at 6.69% effective May 1, 2006.

Income tax benefit decreased by $0.7 million to $0.7 million for both the quarter and nine months ended September 30, 2006 as compared to $1.4 million for each of the respective prior year periods. The tax benefit of $0.7 million recorded in 2006 was recognized due to the elimination of the amount accrued for uncertain tax positions since Getty believes that the uncertainties regarding the exposures have been resolved or that it is no longer likely that the exposures will result in a liability upon review.

Getty Realty Corp.’s Third Quarter Earnings Conference Call is scheduled for tomorrow, Wednesday, November 1, 2006 at 9:00 a.m. Eastern Time. To participate in the conference call, please dial 719-457-2637 five to ten minutes before the scheduled start time and reference pass code 4329927. If you cannot participate in the live event, a replay will be available beginning on November 1, 2006 at noon though midnight, November 4, 2006. To access the replay, please dial 719-457-0820 and reference pass code 4329927.

Getty Realty Corp. is the largest publicly-traded real estate investment trust in the United States specializing in ownership and leasing of motor fuel/convenience store properties and petroleum distribution terminals. The Company owns and leases approximately 1,060 properties in the Eastern United States.

CERTAIN STATEMENTS IN THIS NEWS RELEASE MAY CONSTITUTE “FORWARD LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WHEN THE WORDS “BELIEVES”, “EXPECTS”, “PLANS”, “PROJECTS”, “ESTIMATES” AND SIMILAR EXPRESSIONS ARE USED IN THIS RELEASE, THEY IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON MANAGEMENT’S CURRENT BELIEFS AND ASSUMPTIONS AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE AND ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. INFORMATION CONCERNING FACTORS THAT COULD CAUSE GETTY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE FORWARD LOOKING RESULTS CAN BE FOUND IN ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005, AS WELL AS IN THE OTHER FILINGS IT MAKES WITH THE SECURITIES AND EXCHANGE COMMISSION. GETTY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT FUTURE EVENTS OR CIRCUMSTANCES OR REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
Assets:	2006	2005

Real Estate:
Land	$180,569	$171,839
Buildings and improvements	203,694	198,656
	384,263	370,495
Less - accumulated depreciation and amortization	(114,520)	(109,800)
Real estate, net	269,743	260,695

Deferred rent receivable	31,632	29,287
Cash and equivalents	953	1,247
Recoveries from state underground storage tank funds, net	4,058	4,264
Mortgages and accounts receivable, net	4,213	3,129
Prepaid expenses and other assets	1,005	1,359
Total assets	$311,604	$299,981

Liabilities and Shareholders' Equity:

Debt	$46,701	$34,224
Environmental remediation costs	17,242	17,350
Dividends payable	11,277	11,009
Accounts payable and accrued expenses	9,502	9,515
Total liabilities	84,722	72,098
Commitments and contingencies
Shareholders' equity:
Common stock, par value $.01 per share; authorized
50,000,000 shares; issued 24,749,166 at September 30, 2006 and 24,716,614 at December 31, 2005	247	247
Paid-in capital	258,550	257,766
Dividends paid in excess of earnings	(31,021)	(30,130)
Accumulated other comprehensive loss	(894)	—
Total shareholders' equity	226,882	227,883
Total liabilities and shareholders' equity	$311,604	$299,981

GETTY REALTY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005

Revenues from rental properties	$18,078	$17,768	$54,334	$53,036

Operating expenses:
Rental property expenses	2,425	2,551	7,397	7,735
Environmental expenses, net	1,642	375	3,553	1,786
General and administrative expenses	1,383	1,167	4,123	3,767
Depreciation and amortization expense	1,891	2,015	5,803	6,029
Total operating expenses	7,341	6,108	20,876	19,317
Operating income	10,746	11,660	33,458	33,719

Other income, net	809	179	1,368	370
Interest expense	(979)	(567)	(2,607)	(1,167)
Net earnings before income taxes	10,576	11,272	32,219	32,922

Income tax benefit	700	1,494	700	1,494

Net earnings	$11,276	$12,766	$32,919	$34,416

Net earnings per common share:
Basic	$.46	$.52	$1.33	$1.39
Diluted	$.46	$.52	$1.33	$1.39

Weighted average shares outstanding:
Basic	24,739	24,715	24,727	24,710
Stock options and restricted stock units	25	19	25	15
Diluted	24,764	24,734	24,752	24,725

Dividends declared per share	$.455	$.445	$1.365	$1.315

GETTY REALTY CORP. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005

Net earnings	$11,276	$12,766	$32,919	$34,416

Depreciation and amortization of real estate assets	1,891	2,015	5,803	6,029
Gains on dispositions of real estate	(695)	(105)	(1,152)	(177)
Funds from operations	12,472	14,676	37,570	40,268
Deferred rental revenue (straight-line rental revenue)	(749)	(853)	(2,345)	(2,738)
Income tax benefit	(700)	(1,494)	(700)	(1,494)
Adjusted funds from operations	$11,023	$12,329	$34,525	$36,036

Diluted per share amounts :
Earnings per share	$.46	$.52	$1.33	$1.39
Funds from operations per share	$.50	$.59	$1.52	$1.63
Adjusted funds from operations per share	$.45	$.50	$1.39	$1.46

Diluted weighted average shares outstanding	24,764	24,734	24,752	24,725

In addition to measurements defined by generally accepted accounting principles (“GAAP”), Getty also focuses on funds from operations (“FFO”) and adjusted funds from operations (“AFFO”) to measure its performance. FFO is generally considered to be an appropriate supplemental non-GAAP measure of the performance of REITs. FFO is defined by the National Association of Real Estate Investment Trusts as net earnings before depreciation and amortization of real estate assets, gains or losses on dispositions of real estate, non-FFO items reported in discontinued operations and extraordinary items. Other REITs may use definitions of FFO and/or AFFO that are different than Getty’s and, accordingly, may not be comparable.

Getty believes that FFO is helpful to investors in measuring its performance because FFO excludes various items included in GAAP net earnings that do not relate to, or are not indicative of, Getty’s fundamental operating performance such as gains or losses from property sales and depreciation and amortization of real estate assets. In Getty’s case, however, GAAP net earnings and FFO include the significant impact of deferred rental revenue (straight-line rental revenue) on its recognition of revenues from rental properties, which results primarily from fixed rental increases scheduled under certain leases with its tenants. In accordance with GAAP, the aggregate minimum rent due over the initial term of these leases is recognized on a straight-line basis rather than when due. GAAP net earnings and FFO for the three and nine months ended September 30, 2006 and 2005 also include income tax benefits recognized due to the elimination of, or net reduction in, amounts accrued for uncertain tax positions related to being taxed as a C-corp. prior to 2001. As a result, Getty pays particular attention to AFFO, a supplemental non-GAAP performance measure that Getty defines as FFO less straight-line rental revenue and income tax benefit. In Getty’s view, AFFO provides a more accurate depiction than FFO of the impact of scheduled rent increases under these leases and Getty’s election to be taxed as a REIT beginning in 2001. Neither FFO nor AFFO represent cash generated from operating activities calculated in accordance with GAAP and therefore these measures should not be considered an alternative for GAAP net earnings or as a measure of liquidity.

Contact	Thomas J. Stirnweis
(516) 478-5403